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                    SHAREHOLDER SERVICE, DIVIDEND DISBURSING

                          AND TRANSFER AGENT AGREEMENT

                                     BETWEEN

                    EQUITRUST VARIABLE INSURANCE SERIES FUND

                                       AND

                 EQUITRUST INVESTMENT MANAGEMENT SERVICES, INC.

     This Shareholder Service, Dividend Disbursing and Transfer Agent Agreement made the 12th day of August, 1987, as amended and restated the 1st day of December, 2002, between EQUITRUST VARIABLE INSURANCE SERIES FUND a Massachusetts business trust (the "Fund"), and EQUITRUST INVESTMENT MANAGEMENT SERVICES, INC., a Delaware corporation (the "Agent");

                                   WITNESSETH:

     WHEREAS, the Fund desires to enter into a Shareholder Service, Dividend Disbursing and Transfer Agent agreement with Agent under which Agent will provide the services as set forth in detail in this Agreement, and Agent is desirous of providing such services upon the terms and conditions hereinafter provided,

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

     1. The Agent shall perform all the usual and ordinary services of stock transfer agent and dividend disbursing agent for the Fund, including those hereinafter set forth. The Agent shall:

          (a) keep the stock transfer books or records of the Fund and addresses of all shareholders, and the number and date of issuance of full and fractional shares held by each.

          (a)  handle the issuance and redemption of the Fund shares;

          (b) effect and record shareholder transfers of ownership and changes in forms of registration;

          (c) cause all shareholder reports and proxies to be properly addressed and mailed in connection with shareholders meetings;

          (d)  tabulate all proxies; and

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          (e)  prepare and mail all required shareholder federal and state and other income tax information forms.


2. The Agent shall also act as the Fund's dividend agent in allocating and causing ordinary income dividend and capital gains distributions to be disbursed to shareholders.

3. For its services specified above, the Fund shall pay to the Agent fees as provided in Exhibit A which is attached hereto and made a part hereof. Such fees shall be paid by the Fund monthly.

4. The Agent agrees to act in good faith in furnishing the services provided for herein. At the Agent's option it may furnish all necessary facilities and personnel directly or it may retain a separate organization for the purpose of performing all or any portion of the Agent's obligations under this Agreement. The Agent assumes no responsibility under this Agreement other than to render in good faith the services called for hereunder.

5. The Agent agrees that in all matters relating to the services to be performed by it hereunder, it will use its best efforts to act in conformity with the terms of the Declaration of Trust, By-Laws, Registration Statement and current Prospectus of the Fund. Each of the parties agrees that in all matters relating to the performance of this Agreement, it will use its best efforts to conform to and comply with the requirements of the Investment Company Act of 1940 and all other applicable federal, state or other laws and regulations.

6. To the extent required by Section 31 of the Investment Company Act of 1940 and the rules and regulations thereunder, Agent agrees that all records maintained by it (or its sub-agent) relating to the services to be performed by Agent under this Agreement are the property of the Fund and will be preserved and surrendered promptly to the Fund on request.

7. The services of the Agent as provided herein are not to be deemed to be exclusive, and it shall be free to render services of any kind to any other group, firm, individual or association, including other investment companies, and to engage in any other business or activity.

8. This Agreement, including Exhibit A hereto, may be amended at any time by mutual written consent of the parties.

9. This Agreement shall be effective as of the date of execution, and may be terminated by either party hereto upon sixty (60) days' written notice given by one to the other, provided that no such notice of termination given by the Agent to the Fund shall be effective unless and until a substitute person or entity has been engaged by the Fund to perform the services required hereunder for the Fund, or the Fund has certified to the Agent that other arrangements have been made by it to provide such services.


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10.  The Agent understands that the obligations of the Fund under this Agreement are not binding upon any officers or trustees of the Fund personally, but bind only the Fund and the Fund property. The Agent represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming officers and trustee liability for acts or obligations of the Fund.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

ATTEST:                                         EQUITRUST VARIABLE INSURANCE
                                                SERIES FUND, INC.

By:/s/ Dennis M. Marker                         By:/s/ William J. Oddy
   ------------------------------------------          -------------------------
   Dennis M. Marker                                    William J. Oddy
   Vice President - Investment Administration          Chief Executive Officer

ATTEST:                                          EQUITRUST INVESTMENT
                                                 MANAGEMENT SERVICES, INC.

By:/s/ Kristi Rojohn                             By:/s/ Dennis M. Marker
   -------------------------                        ---------------------------
   Kristi Rojohn                                    Dennis M. Marker
   Assistant Secretary                              President





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                                    EXHIBIT A

                                       TO

                    SHAREHOLDER SERVICE, DIVIDEND DISBURSING

                          AND TRANSFER AGENT AGREEMENT

                                     BETWEEN

                     EQUITRUST VARIABLE INSURNCE SERIES FUND

                                       AND

                 EQUITRUST INVESTMENT MANAGEMENT SERVICES, INC.

Fees:

      $00.00 per Equity Portfolio account per year.
      $00.00 per Fixed-Income Portfolio account per year.
      $00.00 per Money Market Portfolio account per year.

The fee is payable each month at the rate of 1/12th of the annual fee per Fund Portfolio account.

In addition, the Fund will pay each month out-of-pocket expenses incurred or advances made by EquiTrust Investment Management Services, Inc. under the Dividend Disbursing and Transfer Agent Agreement. These items include, but are not limited to, postage, envelopes, checks, continuous forms, reports and statements, telephone, telegraph, stationary, supplies, costs of outside mailing firms, record storage costs and media for storage of records (e.g., microfilm, computer tapes).




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